UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

    Reseal International Corporation (1)
    599 Lexington Avenue
    New York, New York  10022

2. Date of Event Requiring Statement (Month/Day/Year)

   10/23/96

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   INTERNATIONAL DISPENSING CORPORATION (IDND)


5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

   10/23/96

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
                                           |                      |                |                                               |
Common Stock                               |  2,225,000(2)        |       D        |                                               |
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                                           |                      |                |                                               |
Common Stock                               |  75,000(3)           |       D        |                                               |
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                                           |                      |                |                                               |
                                           |                      |                |                                               |
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                                           |                      |                |                                               |
                                           |                      |                |                                               |
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                                  Page 1 of 5

___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) As of October 23, 1996, Greg Pardes, an individual owned 100% of ReSeal Technologies and Advancements, Inc ("RT&A"), a Delaware corporation; RT&A owned 9.1% of ReSeal International Limited Partnership ("RILP"), a Delaware Limited Partnership; RILP owned 99.5% of ReSeal International Corporation ("RIC"), a Florida Corporation. As of December 3, 1998, Greg Pardes, an individual, owned 100% of RT&A; RT&A owned 9% of RILP; and RILP owned 3% of RIC.

(2) These securities are owned of record by RIC.

(3) These securities are owned of record by RT&A.

RESEAL INTERNATIONAL CORPORATION

    /s/ Greg Pardes
By: --------------------
Name: Greg Pardes
Title: Chairman and CEO

  ** Signature of Reporting Person

DATE
2/2/99



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
    See 18 U.S.C. 1001 and 15 U.S. C. 78ff(a).




Note:File      three copies of this Form, one of which must be manually  signed.
               If  space  provided  is  insufficient,   See  Instruction  6  for
               procedure

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             Joint Filer Information

Name:                   Greg Pardes

Address:                599 Lexington Avenue
                        New York, New York  10022

Designated Filer:       ReSeal International Corporation

Issuer & Ticker
Symbol:                 International Dispensing Corporation (IDND)

Date of Event
Requiring Statement:    10/23/96

Signature:              /s/ Greg Pardes

                             Joint Filer Information

Name:                   ReSeal Technologies and Advancements, Inc.

Address:                599 Lexington Avenue
                        New York, New York  10022

Designated Filer:       ReSeal International Corporation

Issuer & Ticker
Symbol:                 International Dispensing Corporation (IDND)

Date of Event
Requiring Statement:    10/23/96

Signature:              RESEAL TECHNOLOGIES AND ADVANCEMENTS, INC.

                        By: /s/ Greg Pardes
                            ---------------
                        Name: Greg Pardes
                        Title: President

                             Joint Filer Information

Name:                   ReSeal International Limited Partnership

Address:                599 Lexington Avenue
                        New York, New York  10022

Designated Filer:       ReSeal International Corporation

Issuer & Ticker
Symbol:                 International Dispensing Corporation (IDND)

Date of Event
Requiring Statement:    10/23/96

Signature:              RESEAL INTERNATIONAL LIMITED PARTNERSHIP


                        By: /s/ Greg Pardes
                            ---------------
                        Name: Greg Pardes
                        Title: President, Reseal Technologies and Advancements,
                               Inc.
                               Reseal Technologies and Advancements, Inc. is the General Partner of Reseal International Limited Partnership






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